Exhibit 99.1

NEWS RELEASE

Contacts: Randy Guba, CFO
FOR IMMEDIATE RELEASE	Integrated Electrical Services, Inc.
713-860-1500

Ken Dennard / ksdennard@drg-e.com
Karen Roan / kcroan@drg-e.com
DRG&E / 713-529-6600

INTEGRATED ELECTRICAL SERVICES ANNOUNCES
AGREEMENT TO DIVEST NON-STRATEGIC MANUFACTURING BUSINESS

Company provides preliminary fourth quarter and full year results

HOUSTON — December 6, 2010 — Integrated Electrical Services, Inc. (NASDAQ: IESC) today announced it has signed a definitive agreement to sell Tesla Power & Automation, its light manufacturing facility, to Siemens Energy, Inc.  This transaction is expected to be completed by year end 2010, and the net proceeds from the transaction will be used for general working capital and other corporate purposes.  Tesla Power & Automation, located in Houston, Texas, is a part of IES Commercial & Industrial, and its offering includes power distribution centers, motor control rooms, instrumentation enclosures and analyzer houses.
Michael J. Caliel, IES President and Chief Executive Officer, stated, “This was an opportune time to pursue the divestment of our manufacturing division.  This transaction reaffirms our commitment to focus on our strategy of strengthening our core portfolio of electrical and communications businesses that are critical to the future success of the company while proactively managing our cost base and enhancing our balance sheet.  Furthermore, we believe the transition of ownership to Siemens Energy will be a positive development for the Tesla business, its customers and employees.”
Additionally, after preliminary review, management expects revenues for the fiscal fourth quarter ended September 30, 2010 to range between $110 million and $115 million and loss per share for the period to range between $0.78 and $0.83.  For the 2010 fiscal year, management expects revenues to range between $460.0 million and $465.0 million and loss per share to range between $2.23 and $2.28.   The Company ended the fourth quarter with total liquidity of approximately $45.6 million.
“We recently completed our fourth quarter preliminary review, and the initial results are disappointing as we continue to face difficult overall economic conditions and ongoing challenges in our end markets.  Nevertheless, we have made material progress in our longstanding program to reduce our cost base and align it with our expected volumes. We also continue to be selective regarding the work we pursue and are encouraged by the improvement in our residential backlog during the fourth quarter.  As we continue to navigate the difficult conditions in the construction sector, we will assess our portfolio and our operations and make sure we are well positioned for the current market and for opportunities going forward,” concluded Caliel.

Integrated Electrical Services, Inc. is a leading national provider of electrical and communications contracting solutions for the commercial, industrial and residential markets. From office buildings to wind farms to housing developments, IES designs, builds and maintains electrical and communications systems for a diverse array of customers, projects and locations.  For more information about IES, please visit www.ies-co.com.

Certain statements in this release, including statements regarding the restructuring plan and total estimated charges and cost reductions associated with this plan, are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, all of which are based upon various estimates and assumptions that the Company believes to be reasonable as of the date hereof. These statements involve risks and uncertainties that could cause the Company's actual future outcomes to differ materially from those set forth in such statements. Such risks and uncertainties include, but are not limited to, the inherent uncertainties relating to estimating future operating results and the Company's ability to generate sales and operating income; potential defaults under credit facility and term loan; cross defaults under surety agreements; potential depression of stock price triggered by the potential sale of controlling interest or the entire company as a result of controlling stockholder’s decision to pursue a disposition of its interest in the company; fluctuations in operating results because of downturns in levels of construction; delayed project start dates and project cancellations resulting from adverse credit and capital market conditions that affect the cost and availability of construction financing; delayed payments resulting from financial and credit difficulties affecting customers and owners;  inability to collect moneys owed because of the depressed value of projects and the ineffectiveness of liens;  inaccurate estimates used in entering into contracts; inaccuracies in estimating revenue and percentage of completion on projects; the high level of competition in the construction industry, both from third parties and former employees; weather related delays; accidents resulting from the  physical hazards associated with the Company's work; difficulty in reducing SG&A to match lowered revenues; loss of key personnel; litigation risks and uncertainties; difficulties incorporating new accounting, control and operating procedures and centralization of back office functions; and failure to recognize revenue from work that is yet to be performed on uncompleted contracts and/or from work that has been contracted but not started due to changes in contractual commitments.

You should understand that the foregoing, as well as other risk factors discussed in this document and in the Company’s annual report on Form 10-K for the year ended September 30, 2010, could cause future outcomes to differ materially from those expressed in such forward-looking statements. The Company undertakes no obligation to publicly update or revise information concerning its restructuring efforts, borrowing availability, or cash position or any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

Forward-looking statements are provided in this press release pursuant to the safe harbor established under the private Securities Litigation Reform Act of 1995 and should be evaluated in the context of the estimates, assumptions, uncertainties, and risks described herein.

General information about Integrated Electrical Services, Inc. can be found at http://www.ies-co.com under "Investor Relations." The Company’s annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as any amendments to those reports, are available free of charge through the Company’s website as soon as reasonably practicable after they are filed with, or furnished to, the SEC.

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